FULL HOUSE RESORTS ANNOUNCES RESULTS FOR THIRD QUARTER OF 2016

- Net Revenues Increase 21.9%, Reflecting the Acquisition of Bronco Billy's in May 2016

- Company Successfully Concludes Its $5 Million Rights Offering;
Rights Offering was Substantially Oversubscribed

- Proceeds Targeted for $10 Million of Growth Projects at Existing Properties

- Redesign of Stockman's Casino Expected to be Significantly Complete by End of 2016

- Renovation of Grand Lodge Casino Expected to Begin in Early 2017 and Complete by Mid-2017

Las Vegas – November 4, 2016 – Full House Resorts, Inc. (NASDAQ: FLL) today announced results for the third quarter and year-to-date period ended September 30, 2016.

On a consolidated basis, net revenues in the third quarter of 2016 increased 21.9% to $41.8 million, up from $34.3 million in the prior-year period. Net income for the third quarter of 2016 was $0.1 million, or $0.00 per diluted share, compared to net income of $2.0 million, or $0.11 per diluted share, in the prior-year period. Adjusted EBITDA in the 2016 third quarter was $5.6 million, reflecting the acquisition of Bronco Billy's Casino and Hotel on May 13, 2016. In the third quarter of 2015, Adjusted EBITDA was $6.3 million and included the benefit of a $1.4 million property tax settlement at Rising Star Casino Resort.

"We had a solid third quarter despite a few minor headwinds," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "In August 2016, severe flooding in Louisiana affected customers from several of the Silver Slipper's feeder markets, though guest volumes recently began returning to more normal levels. At Rising Star, this year's results were adversely affected by lower table games hold, which was 3.5 percentage points lower than in the third quarter of 2015. Our Bronco Billy's property performed solidly in its first full quarter under our ownership, and we expect to see improvement in its results over the coming quarters and years as we fully integrate the property into the Company."

Continued Mr. Lee, "We remain keenly focused on driving growth for our Company and delivering value to our shareholders. We have been prudently investing in new marketing initiatives and we recently concluded a $5 million rights offering to help fund $10 million of growth projects at our existing properties. One of those projects, which will result in significant customer access improvements at Stockman's Casino, is already underway, with the customer-facing portions of that project expected to be complete by the end of 2016. In many ways, the reconfigured Stockman's Casino will feel like a completely new experience to both new and existing guests. We expect to complete our other planned growth projects throughout 2017 and 2018, with our next growth project, the renovation at Grand Lodge Casino, expected to undergo a phased construction from January 2017 through June 2017."

Third Quarter 2016 Highlights and Subsequent Events

•
Net revenues at the Silver Slipper Casino and Hotel rose in the third quarter of 2016 to $15.0 million from $14.9 million in the prior-year quarter. Adjusted Property EBITDA of $2.3 million in the third quarter of 2016 compares to $2.4 million in the prior-year period. Our 2016 results were affected by severe rain and flooding in our primary feeder market. Hotel occupancy for the third quarter of 2016 was 90% despite the weather challenges. The Company continues to analyze ways to improve its midweek business in both the hotel and the casino.

•
At the Rising Star Casino Resort, net revenues for the third quarter were flat at $12.6 million. Adjusted Property EBITDA in the third quarter of 2016 was $0.8 million. This amount compares to $2.5 million in the third quarter of 2015, which included a $1.4 million benefit related to a property tax settlement. Additionally, operating results were adversely impacted by a table games hold percentage that was 14.2% in the recent quarter, versus 17.7% in the prior-year quarter and a three-year average of 17.8%.

•
The Company acquired the assets and certain liabilities of Bronco Billy's Casino and Hotel on May 13, 2016. For the third quarter of 2016, Bronco Billy's had net revenues of $7.6 million and Adjusted Property EBITDA of $1.6 million.

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Casino layout and other physical improvements made to Stockman's Casino in late 2015 helped to partially offset softer customer volumes at Grand Lodge Casino. Combined, Northern Nevada net revenues declined modestly to $6.7 million from $6.8 million in the 2015 third quarter. Adjusted Property EBITDA for the Northern Nevada segment was $1.9 million in the third quarter of 2016 and $2.2 million in the 2015 period.

•
The Company has been working with its landlord, the Hyatt organization, and the well-known design firm of TAL Studios on a planned $5.0 million renovation of the Grand Lodge Casino, $1.5 million of which will be funded by Full House Resorts. The renovation is being carefully planned to occur in phases during the casino's off-season, from January 2017 through June 2017, and without closure of the casino.

•
In September 2016, the Company began construction work for the $1.5 million redesign of the main entrances and parking improvements at Stockman's Casino. The Company is currently in the process of grading and paving its new parking lot, which will be adjacent to the property's redesigned main entrance. A new readerboard is expected to arrive for installation in mid-November. We expect to complete construction of all customer-facing improvements near the end of 2016. Construction of new administrative offices, which will now connect to the casino, is expected to be complete in the first half of 2017. Demolition of the prior executive offices, which blocked visibility and access to Stockman's main entrances, resulted in a $0.3 million write-off of their undepreciated book value.

•
Full House Resorts recently concluded its previously-announced rights offering. The Company will receive $5 million in gross proceeds through the issuance of 3,846,154 new shares of the Company's stock. The purpose of the rights offering was to raise equity capital in a cost-effective manner that allowed current holders of common stock to participate. The net proceeds will be used to partially fund approximately $10 million of growth projects at existing properties, including the Grand Lodge and Stockman's projects mentioned above; a VIP gaming area, sense of arrival improvements, a new casino restaurant, an RV park, and a ferry boat service at Rising Star Casino Resort; a pool and beach complex at Silver Slipper Casino and Hotel; design work for a potential future hotel addition at Bronco Billy's Casino and Hotel; and for general corporate purposes. All of these improvements (except for the new potential hotel at Bronco Billy's) are anticipated to be completed within approximately two years. The rights offering also satisfies a condition in the Company's first lien credit facility, preventing an increase in the interest rate on such borrowings beginning on May 13, 2017.

•
The Company incurred approximately $130,000 of project development, acquisition, and other expenses during the third quarter of 2016. This amount primarily consists of costs related to the Company's acquisition of Bronco Billy's Casino and Hotel and development efforts at Rising Star Casino Resort.

Liquidity and Capital Resources
As of September 30, 2016, the Company had $23.1 million in cash and $98.9 million in outstanding principal for its first and second lien debt. Of the Company’s $2.0 million revolving credit facility, none was drawn at September 30, 2016. Net debt as of the end of the third quarter was $75.8 million. The balance sheet will be further strengthened with the closing of the rights offering.

Net cash provided by operating activities was $6.3 million for the first nine months of the year. Capital expenditures were $1.7 million.

Conference Call Information
The Company will host a conference call for investors today, November 4, 2016, at 8:30 a.m. ET (5:30 a.m. PT) to discuss its 2016 third quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 556-4997 or, for international callers, (719) 325-2455.

A replay of the conference call will be available shortly after the conclusion of the call through November 18, 2016. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 5168132.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations, our construction budgets and time lines, and disruption expectations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the increase in Full House's indebtedness due to the acquisition of Bronco Billy’s, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

(a) Reconciliation of Non-GAAP Financial Measures
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate related costs and expenses which are not allocated to each property. "Adjusted Property EBITDA margin" is Adjusted Property EBITDA divided by net revenues for such property. Although Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (as defined in our credit agreements) is also used to determine compliance with certain covenants and the appropriate interest rate under such agreements.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Casino	$37,460	$30,577	$97,897	$84,374
Food and beverage	8,282	6,891	21,438	19,053
Hotel	2,361	2,020	6,488	4,836
Other operations	1,253	1,208	3,096	2,890
Gross revenues	49,356	40,696	128,919	111,153
Less promotional allowances	(7,600)	(6,430)	(20,309)	(17,077)
Net revenues	41,756	34,266	108,610	94,076
Operating costs and expenses
Casino	19,814	15,600	50,574	43,569
Food and beverage	2,817	2,282	7,090	6,632
Hotel	297	248	768	678
Other operations	475	372	1,236	1,023
Selling, general and administrative	12,808	9,570	36,650	30,763
Project development and acquisition costs	130	730	902	894
Depreciation and amortization	2,203	2,203	5,795	6,225
Loss on disposal of assets	309	—	309	—
	38,853	31,005	103,324	89,784
Operating income	2,903	3,261	5,286	4,292
Other (expense) income
Interest expense, net of capitalized interest	(2,748)	(1,829)	(6,740)	(4,876)
Debt modification costs	(24)	—	(624)	—
Adjustment to fair value of warrants and other	181	—	(60)	12
	(2,591)	(1,829)	(7,424)	(4,864)
Income (loss) before income taxes	312	1,432	(2,138)	(572)
Provision (benefit) for income taxes	177	(603)	458	(425)
Net income (loss)	$135	$2,035	$(2,596)	$(147)
Basic earnings (loss) per share	$0.01	$0.11	$(0.14)	$(0.01)
Diluted earnings (loss) per share	$—	$0.11	$(0.14)	$(0.01)
Basic weighted average number of common shares outstanding	19,019	18,969	18,995	18,927
Diluted weighted average number of common shares outstanding	19,326	18,969	18,995	18,927

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income and Net Income (Loss)
(In Thousands, Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Net Revenues
Silver Slipper Casino and Hotel	$14,987	$14,894	$44,326	$42,967
Rising Star Casino Resort	12,553	12,563	36,851	35,444
Bronco Billy's Casino and Hotel	7,565	—	11,149	—
Northern Nevada Casinos	6,651	6,809	16,284	15,665
	$41,756	$34,266	$108,610	$94,076

Adjusted EBITDA
Silver Slipper Casino and Hotel	$2,304	$2,413	$7,335	$7,774
Rising Star Casino Resort	751	2,455	2,483	3,251
Bronco Billy's Casino and Hotel	1,610	—	2,698	—
Northern Nevada Casinos	1,864	2,227	3,256	3,269
Corporate	(889)	(844)	(3,165)	(2,964)
	5,640	6,251	12,607	11,330

Depreciation and amortization	(2,203)	(2,203)	(5,795)	(6,225)
Write-offs, recoveries and asset disposals, net	(309)	—	(309)	366
Project development, acquisition costs and other	(130)	(730)	(902)	(894)
Stock compensation	(95)	(57)	(315)	(285)
Operating income	2,903	3,261	5,286	4,292
Non-operating expense, net
Interest expense, net of capitalized interest	(2,748)	(1,829)	(6,740)	(4,876)
Debt modification costs	(24)	—	(624)	—
Adjustment to fair value of warrants and other	181	—	(60)	12
	(2,591)	(1,829)	(7,424)	(4,864)
Income (loss) before income taxes	312	1,432	(2,138)	(572)
Provision (benefit) for income taxes	177	(603)	458	(425)
Net income (loss)	$135	$2,035	$(2,596)	$(147)

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com